February 25, 2003

FOR IMMEDIATE RELEASE

CONTACT: Ernest A. Moretti, President, Wyman Park Bancorporation, Inc. (410) 252-6450
          Dallas R. Arthur, President, Bradford Bank (410) 372-1480

BRADFORD BANK AND WYMAN PARK BANCORPORATION, INC. COMPLETE MERGER

(Baltimore, Maryland) - Bradford Bank and Wyman Park Bancorporation, Inc. (OTC Electronic Bulletin Board: WPBC) ("Wyman Park") today announced the closing of their merger. As a result, Bradford Bank's total assets increased to approximately $355 million. Wyman Park stockholders will receive $14.50 in cash for each share of Wyman Park's stock they own and each option holder of Wyman Park will receive $14.50 in cash, less the exercise price, for each outstanding stock option to purchase Wyman Park stock. Systems and operating conversions are scheduled to be completed in the first quarter of 2003. Wyman Park, based in Lutherville, Maryland, is the savings and loan holding company of Wyman Park Federal Savings & Loan Association, a federally-chartered thrift, which operates two branches in Lutherville and Glen Burnie, Maryland.

In making this announcement, Dallas R. Arthur, President of Bradford Bank noted, "The consummation of the merger is a tribute to the dedication and hard work of many people. We look forward to the opportunities our combined resources will create for our customers, employees and communities."

"Throughout the merger process, everyone worked diligently and tirelessly to maintain our standards of providing superior service to our customers," said Ernest A. Moretti, President of Wyman Park. "We are especially pleased to be able to reward our stockholders, who have been very supportive to us from the beginning."

This news release contains forward-looking statements regarding Wyman Park Bancorporation, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Wyman Park Bancorporation, Inc.'s filings with the Securities and Exchange Commission.